Exhibit 10.1

SEACHANGE INTERNATIONAL, INC.

Director Restricted Stock Unit Agreement

SeaChange International, Inc., a Delaware corporation (the “Company”), hereby grants as of the award date below (“Award Date”) to the person named below (the “Recipient”), and the Recipient hereby accepts, an award (“Award”) of Restricted Stock Units (“RSU”) that will vest as described in the Vesting Schedule, such Award to be subject to the terms and conditions specified in the attached Exhibit A.

Recipient Name:

Award Date:

Number of RSUs:

Vesting Schedule:

By signing this Agreement (as defined below), the Recipient acknowledges receipt of a copy of this Agreement and a copy of the Plan (as defined below).

This Agreement will be effective only upon execution by the Recipient and delivery of such signed Agreement to the Company.

IN WITNESS WHEREOF, the Company and the Recipient have caused this instrument to be executed as of the Award Date set forth above.

___________________________	SEACHANGE INTERNATIONAL, INC.
(Recipient Signature)

By: ________________________________
Name: Mark Szynkowski
Title: Chief Financial Officer, Senior Vice President & Treasurer

Exhibit A

Director Restricted Stock Unit Agreement

Terms and Conditions

1.
Award. The Recipient is hereby granted an Award of RSUs, effective as of the date set forth on the cover page attached hereto (the “Award Date”), subject to the terms and condition set forth herein (collectively with the cover page, this “Agreement”), and subject to and governed by the Company’s Amended and Restated 2021 Compensation and Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. Each RSU represents the right to receive one share of the Company’s Common Stock upon the satisfaction of terms and conditions set forth in this Agreement and the Plan.
2.
Vesting. Except as set forth in Section 5 herein, the RSUs will remain restricted and may not be sold, assigned, exchanged, pledged or otherwise transferred by the Recipient. The RSUs will vest as provided on the cover page hereto. Each date on which a portion of the Award vests shall be referred to herein as a “Vesting Date.”
3.
Distribution of the Award; Taxes; Dividend Equivalents. As soon as reasonably practicable following each Vesting Date (and in any event no later than March 15 of the calendar year following the year in which the Vesting Date occurs), the Company will release the portion of the Award that has become vested as of such Vesting Date in the form of shares of the Company’s Common Stock. The Company shall provide the Recipient with at least seven (7) days written notice prior to the Vesting Date; such notice to specify the amount that the Recipient is required to pay to satisfy any applicable withholding Taxes (as hereinafter defined), if any. The Recipient may deposit with the Company an amount of cash equal to the amount determined by the Company, utilizing a tax rate determined by the Company in its reasonable discretion, to be required with respect to any withholding taxes, FICA contributions, or the like under any national, federal, state, local or other statute, ordinance, rule, or regulation in connection with the award or settlement of the restricted stock units (the “Taxes”). Alternatively, if the Company does not receive such amount from the Recipient at least two (2) days prior to the Vesting Date, and the Company determines that such Taxes must be withheld, the Company will withhold a number of shares (rounded up to the nearest whole share) of the Company’s Common Stock with a market value determined as of the close of business on the business day immediately preceding the Vesting Date) equal to the amount of such Taxes associated with the vesting or settlement of the Award; provided, however, that the Company shall not be liable for determining the exact number of shares.

The Recipient shall have the right to receive dividend equivalent payments with respect to the Common Stock subject to the Award as provided in this paragraph. Upon each Vesting Date, Recipient shall be entitled to receive a dividend equivalent payment in respect of the shares of Common Stock covered by the Award that are not vested on the record date for each dividend payment, if any, made by the Company on its Common Stock for which the record date occurred (i) on or after the Award Date or the immediately preceding Vesting Date, as the case may be, and (ii) prior to the applicable Vesting Date, in an amount in cash equal to the amount of any dividend which otherwise would have been paid to the Recipient if such unvested shares had been issued for the benefit of the Recipient on the record dates for such dividend payments, subject to any applicable withholding for Taxes. Such dividend equivalent payments may be settled by the Company subject to such other conditions or terms that the

Committee may establish. Except for dividend equivalent payments, the Recipient shall have no rights as a stockholder, including voting rights, with respect to the RSUs.

4.
Termination of Relationship with the Company. If the Recipient ceases to be employed by the Company or a Subsidiary, or to be a director of the Company (“Director”), for any reason, any portion of the Award that has not become vested on or prior to the date of such cessation shall thereupon be forfeited.
5.
Award Not Transferable. The Award will not be assignable or transferable by the Recipient, except by will or the laws of descent and distribution.
6.
Transferability of Award Shares. Delivery of the shares of Common Stock represented by the RSUs shall be subject to Recipient’s acknowledgment of the following:
(a)
The shares of Common Stock represented by the RSUs have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws and are “restricted securities” as defined in Rule 144 of the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from the registration requirements thereof are available. Such Recipient shall not to offer, sell, pledge, or otherwise transfer, directly or indirectly, any of the shares of Common Stock represented by the RSUs absent an effective registration under the Securities Act and applicable state securities laws unless there is an applicable exemption from such registration requirements. Such Recipient is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.
(b)
The shares of Common Stock represented by the RSUs, and any securities issued in respect thereof or exchange therefor, may, to the extent required by applicable law, bear restrictive legends substantially as follows, and any further or additional legends as may be required under applicable state securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SECURITIES UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. The Company reserves the right to place restrictions required by law on any shares of the Company’s Common Stock received by the Recipient pursuant to the Award.

7.
Conformity with the Plan. The Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed to be amended so as to carry out the purpose and intent of the Plan. By the Recipient’s acceptance of this Agreement, the Recipient agrees to be bound by all of the terms of this Agreement and the Plan. Notwithstanding any other provision of this Section 7, in the event that the provisions of this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), the provisions of this Agreement shall comply with, and shall be interpreted in a manner consistent with, Section 409A.
8.
No Rights to Continued Employment. Nothing in this Agreement confers any right on the Recipient to continue as an employee or Director of the Company or a Subsidiary or affects in any way the right of any of the Company or a Subsidiary to terminate any such relationship of the Recipient.
9.
Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Recipient, to the address set forth above or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This Agreement, together with the Plan, constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. The Company may amend, suspend or terminate the Plan, this Agreement and the Award granted hereunder at any time; provided, however, that no such amendment, suspension or termination may materially impair any Award without the Recipient’s written consent.

(c) Fractional Shares. If the shares under this Award become issuable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded down to the nearest whole share.

(d) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e)
Successors and Assigns. Except as provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 5 hereof.

(f) Governing Law. Participants and the Company agree to resolve issues that may arise out of or relate to the Plan or the same subject matter by binding arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association. The Plan and Award granted hereunder, including this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(g) Data Protection Waiver. The Recipient understands and consent to the Company or its agents or independent contractors appointed to administer the Plan obtaining certain of the Recipient’s personal employment information required for the effective administration of the Plan and that such information may be transmitted outside of the country of the Recipient’s employment and/or residence.

(h) Change in Control. “Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(i) the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director;

(ii) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), directly or indirectly, shares of Stock representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent company, if any);

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) Any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock(whether in a market transaction or otherwise) or other transaction or event acquires securities representing 40% or more of the combined voting power of the voting securities of the Company, or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the U.S. Securities Exchange Act, disclosing that any “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act) has become the “beneficial owner”) (as such term is used in Rule 13d-3 under the Securities Exchange Act) of securities representing 40% or more of the combined voting power of the voting securities of the Company.

Notwithstanding the forgoing, none of the forgoing event(s) shall constitute a Change in Control unless such event(s) constitute a “change in ownership or effective control” or a change “in the ownership of a substantial portion of the assets,” in each case within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1086, as amended, and any regulations and other guidance in effect from time-to-time thereunder including, without limitation, Notice 2005-1.